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                                  Exhibit 10.2

    Memorandum of Affiliation Between Clayton Timothy and Terra Systems Inc.


It is agreed between Terra Systems Inc. and Clayton Timothy that Mr. Timothy shall affiliate with Terra Systems Inc. under the following conditions:

Base Pay shall be $120,000.00 per year. Payment to be made on the 1st and 15th of each month at the rate of $5,000.00 per pay period.

The term of Affiliation shall be Minimum of three years.

All Holidays and Vacation shall be paid and taken at such a time that Mr. Timothy's absence will not interfere with the business at hand of Terra Systems Inc.

A monthly vehicle allowance of$500.00 shall be given to Mr. Timothy.

Office space will be provided for Mr. Timothy in the Corporate Offices in Salt Lake City for the term of the agreement.

Should early termination of the Mr. Timothy's position occur for any reason, Mr. Timothy shall receive full and usual benefits for up to 52 weeks. As Mr. Timothy will be an officer and director of the company, base salary severance will be protected by the by-laws of the public company.

TSYI shall cover the cost of COBRA for an interim until a benefits package is fully in place as approved by the Board of Directors.

Should Mr. Timothy be required by the company to relocate from Price Utah, all reasonable moving expenses including acquisition and disposition of Real Estate shall be paid by the company.

 Agreed to for:

         Terra Systems Inc.                         Clayton Timothy


         /s/ George W. Ford Jr.                     /s/ Clayton Timothy
         -----------------------                    -----------------------
         President


         Date:  May 31, 2005                        Date: May 31, 2005



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